EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                      among

                          RT ACQUISITION FLORIDA CORP.,

                             a Delaware corporation

                                 ("Purchaser"),

                                   RTP CORP.,

                             a Florida corporation,

                                   ("Seller")

                                       and

                            COMPUTER PRODUCTS, INC.,

                              a Florida corporation

                                   ("Parent"),

                            Dated as of July 5, 1997

                                TABLE OF CONTENTS

                                                                 Page No.

             DEFINITIONS                                               1
             1.1      Definitions                                      1

ARTICLE II

             SALE AND PURCHASE OF ASSETS                               10
             2.1      Purchase of Assets                               10
             2.2      Assignment of Certain Contracts and Permits      12
             2.3      Excluded Assets                                  13
             2.4      Assumed Liabilities                              13
             2.5      Closing                                          14
             2.6      Payment of Purchase Price                        14
             2.7      Consistent Treatment                             17
             2.8      Procedures for Purchased Assets not Transferable 17
             2.9      Accounts Receivable                              18

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER           19
             3.1      Due Incorporation; Subsidiaries                  19
             3.2      Due Authorization                                19
             3.3      Consents and Approvals                           19
             3.4      Financial Statements                             20
             3.5      No Adverse Effects or Changes                    20
             3.6      Title to Properties                              21
             3.7      Computer System                                  21
             3.8      Real Property                                    22
             3.9      Personal Property                                23
             3.10     Inventories                                      23
             3.11     No Third Party Options                           23
             3.12     Intellectual Property                            23
             3.13     Contracts                                        24
             3.14     Permits                                          26
             3.15     Insurance                                        26
             3.16     Employee Benefit Plans and Employment Agreements 27
             3.17     Employees                                        27
             3.18     Taxes                                            27
             3.19     No Defaults or Violations                        28
             3.20     Environmental Matters                            28
             3.21     Litigation                                       29
             3.22     Related Parties                                  30
             3.23     Intercompany Services, Transactions

                      and Indebtedness                                 30

             3.24     Customers and Suppliers                          30
             3.25     Product Warranties                               31
             3.26     Due Diligence Materials                          31
             3.27     Brokers                                          31
             3.28     Accuracy of Statements                           31
             3.29     Reserves and Accruals                            31
             3.30     [intentionally omitted]                          31
             3.31     Acceleration of Employee Stock Options.          31
             3.32     Other Seller Information.                        31

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER                   32
             4.1      Due Incorporation                                32
             4.2      Due Authorization                                32
             4.3      Consents and Approvals                           32
             4.4      Brokers                                          33
             4.5      Financing and Initial Capitalization             33

ARTICLE V

         COVENANTS                                                     33
             5.1      Maintenance of Insurance                         33
             5.2      Supplemental Information                         33
             5.3      Noncompetition; Confidentiality                  34
             5.4      Use of Name                                      35
             5.5      Product Liability and Warranty Claims            35
             5.6      Access                                           36
             5.7      [intentionally omitted]                          36
             5.8      Employees                                        36
             5.9      Payroll Transition                               36
             5.10     Inventory Resale Certificates                    36

ARTICLE VI

         CLOSING DELIVERIES                                            37

ARTICLE VII[INTENTIONALLY OMITTED]                                     38

ARTICLE VIII[INTENTIONALLY OMITTED]                                    38

ARTICLE IX

         INDEMNIFICATION                                               38
             9.1      Survival                                         38
             9.2      Indemnification by Parent and Seller             38
             9.3      Indemnification by Purchaser                     39
             9.4      Claims                                           40
             9.5      Third Party Claims; Assumption of Defense        40
             9.6      Exclusive Remedy                                 41

ARTICLE X

         MISCELLANEOUS                                                 42
             10.1     Expenses                                         42
             10.2     Amendment                                        42
             10.3     Notices                                          42
             10.4     Effect of Investigation                          43
             10.5     Waivers                                          43
             10.6     Counterparts                                     43
             10.7     Interpretation                                   43
             10.8     Applicable Law                                   44
             10.9     Binding Agreement                                44
             10.10    No Third Party Beneficiaries                     44
             10.11    Publicity                                        44
             10.12    Further Assurances                               45
             10.13    Severability                                     45
             10.14    Liability of Parent and Seller                   45
             10.15    Bulk Sales.                                      45
             10.16    Entire Understanding                             45

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 5th day of July, 1997, by and among RT Acquisition Florida Corp., a Delaware corporation ("Purchaser"), RTP Corp., a Florida corporation ("Seller"), and Computer Products, Inc., a Florida corporation ("Parent"). Certain capitalized terms used herein are defined in
Article I.

                               W I T N E S E T H:

     WHEREAS, Purchaser wishes to purchase from Seller, and Seller desires to sell to Purchaser, all of the Purchased Assets (as defined below) subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                   ARTICLE  I

                                   DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Affiliate" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class or series of equity securities of the specified Person or a Person described in clause (a) of this paragraph, or (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities.

         "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

         "Assigned Contracts" shall have the meaning set forth in Section 2.2.

         "Assignment" means the bill of sale, assignment, and assumption agreement to be dated as of the Closing Date, substantially in the form of Exhibit A attached hereto.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.4. "Assumed Payables" shall mean all trade accounts payable of Seller outstanding on the Closing Date that (i)arose in the ordinary course of Seller's business as historically conducted and (ii) are reflected in the Final Closing Schedule; provided, that the Assumed Payables shall not include any intercompany obligation to any Affiliate of Seller, other than amounts payable to Heurikon Corporation and Power Conversion North America for products delivered to Seller in accordance with Seller's historic ordering and pricing practices and listed or described in Schedule 3.23. It is agreed that all of the items listed as Assumed Payables in Schedule 2.4 constitute Assumed Payables.

         "Balance Sheet" shall mean the audited balance sheet of Seller dated January 3, 1997, a copy of which is set forth on Schedule 3.4.

         "Business" means the business conducted by Seller as of the date of this Agreement, including, without limitation, the manufacture and sale of engineered real-time products used in data acquisition and control systems (including input/output products and intelligent controllers).

         "Business Day" shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Chicago, Illinois generally are closed for business.

         "Closing" shall mean the consummation of the transactions contemplated herein.

         "Closing Date" shall mean July 5, 1997, as of which the Closing shall be deemed to have occurred.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Computer System" shall have the meaning set forth in Section 3.7.

         "Contract" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral.

         "Controlled Affiliate" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, is owned or controlled by such specified Person, or (b) another Person of which the specified Person is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities.

         "Current Accrued Obligations" shall mean all accrued obligations of Seller (other than trade accounts payable) as of the Closing Date that (i) are reflected on the Balance Sheet or have arisen since the date of the Balance Sheet in the ordinary course of business as historically conducted, (ii) do not relate to indebtedness for borrowed money, or liabilities with respect to Taxes (other than Taxes of the types, and in the amounts, expressly set forth in
Schedule 2.4 as being assumed by Purchaser), or any intercompany liability or any payment due to any Affiliate of Seller or to Pinecrest Capital, Inc. or any other broker or investment banker, (iii) do not arise under or relate to the Executive Employment Agreements or any intercompany obligation to any Affiliate of Seller, (iv) arose in the ordinary course of Seller's business as historically conducted, and (v) are reflected in the Final Closing Schedule. Current Accrued Obligations shall not include (and the Final Closing Schedule shall not reflect as liabilities) (A) obligations under any Contract which has not been effectively assigned to Purchaser on the Closing Date (unless arrangements reasonably satisfactory to Purchaser have been made to provide Purchaser the benefit of such Contract, as contemplated by Section 2.8), (B) obligations in respect of product warranties or product liability that are the responsibility of Seller under Section 5.5, (C) liabilities for any tort or violation of Law that relates to the Pre-Closing Period or (D) any liability relating to the Pre-Closing Period arising or resulting from the breach of or default under any Contract (provided, that the exclusion contained in this clause (D) shall not limit the Purchaser's assumption of the obligation to perform obligations under the Assigned Contracts with respect to the
Post-Closing Period). It is agreed that all of the items listed as Current Accrued Obligations in Schedule 2.4, other than the items referenced as being retained by Seller (which items shall constitute Retained Liabilities), constitute Current Accrued Obligations. As used herein, the phrases "relates to the Pre-Closing Period" and "relating to the Pre-Closing Period" shall be interpreted, for all purposes under this Agreement, in the same manner as set forth under the definition of Retained Liabilities.

         "Environmental Law" shall mean any applicable Laws pertaining to (a) the protection of the indoor or outdoor environment (including ambient air, surface water, ground water, land surface or subsurface strata), or pertaining to the protection of natural resources or the environment; (b) treatment, storage, disposal, generation, transportation or Release of Hazardous Substances; (c) air, waste and noise pollution; (d) the protection of wildlife, marine sanctuaries and wetlands; (e) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; and including (f) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. ss. 9601 et seq.), the Hazardous ") (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the regulations promulgated pursuant to any of the foregoing, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

         "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" shall have the meaning set forth in Section 2.3.

         "Excluded Cash Accounts" shall have the meaning set forth in Section 2.1(a).

         "Executive Employment Agreements" shall mean the five employment agreements with senior executives of Seller identified as such in Schedule 3.17.

         "Final Closing Schedule" shall have the meaning set forth in Section
2.6.

         "Financial Statements" shall mean the audited financial statements of Seller for the fiscal year ended January 3, 1997.

         "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

         "Governmental Authority" shall mean the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

         "Hazardous Substance" means any hazardous substance, material or waste which is regulated by any Governmental Authority in the jurisdictions in which Seller conducts business, or the United States, including, without limitation, petroleum products, asbestos, lead paint, and any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law.

         "Human Resources Information System" shall have the meaning set forth in Section 2.1.

         "Intellectual Property"shall have the meaning set forth at Section 2.1.

         "Interim Closing Schedule" shall have the meaning set forth in Section 2.6.

         "Interim Financial Statements" shall mean the unaudited monthly financial statements of Seller for each of the months of February, March, April and May of 1997, consisting of a balance sheet as of the end of such month and an income statement and statement of cash flows for that month and for the portion of the calendar year then ended, in each case prepared on a basis consistent with the Seller's historical practices in preparing such monthly financial statements.

         "Inventories" shall have the meaning set forth in Section 2.1.

         "July 11 Payroll" shall have the meaning set forth in Section 5.9.

         "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, or entered into, agreed or imposed by any Governmental Authority.

         "Lien" shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, easement, encroachment or encumbrance.

         "Loss" or "Losses" shall mean all liabilities, losses, costs, claims, damages, penalties and expenses (including reasonable attorneys' fees and expenses and investigation and litigation costs incurred in relation to the indemnified matter or in enforcing such indemnity).

         "Material Adverse Change" shall mean a material adverse change in the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Seller or the Business.

         "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Seller or the Business.

         "Material Contracts" shall have the meaning set forth in Section 3.13 hereof.

         "Non-Competition Agreements" shall mean the agreements to be executed and delivered by the officers and directors of Parent and Seller as provided in
Section 5.3.

         "Patent and Trademark Assignment" shall mean the assignment of patents and trademarks included in the Intellectual Property, to be dated as of the Closing Date, substantially in the form of Exhibit C.

         "Permits" shall have the meaning set forth in Section 2.2.

         "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

         "Power Conversion North America" shall mean Stevens-Arnold, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent, doing business, variously, under the names "Power Conversion North America" or "Power Conversion America."

         "Pre-Closing  Period"  shall  mean,  collectively,   all  time  periods
(regardless of their commencement dates) ending upon the completion of the Closing, which shall be deemed to have been completed as of 11:59:59 p.m., New York time, on July 4, 1997.

         "Post-Closing Period" shall mean, collectively, all time periods (regardless of their ending dates) commencing after the completion of the Closing.

         "Purchase Price" shall mean $6,250,000, subject to adjustment pursuant to Section 2.6.

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Real Property" shall mean, collectively, (a) the real property leased by Seller and commonly known as 2705 Gateway Drive, Pompano Beach, Florida 33069, (b) the office space leased by Seller located at 1309 North Borden Street, McHenry, Illinois 60050 and (c) the office space leased by Parent for the use of Seller located at 21 Pleasant Street, Suite 240, Newburyport, Massachusetts 01950.

         "Receivables" shall have the meaning set forth in Section 2.1.

         "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or movement through or in the air, soil, surface water or ground water or other property.

         "Remedial Action" means all actions, including any studies, investigations, capital expenditures and/or operational expenditures, required by a Governmental Authority or required under any Environmental Law or voluntarily undertaken, to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances or other substance in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform preremedial studies and investigations or post-remedial monitoring and care; or (d) bring a Person into compliance with any Environmental Law.

         "Retained Liabilities" means all debts of, claims against, or obligations or other liabilities of, Seller or any of its Affiliates, of any kind or nature (other than Assumed Liabilities), in each case whether absolute or contingent, known or unknown, in tort, contract, strict liability or under any other legal theory, to the extent that any of the foregoing relates to the Pre-Closing Period, including, without limitation:

    (a)  all  liabilities   with  respect  to  any  Taxes,

         including state, local or Federal Taxes (including interest, penalties, and additions to such Taxes), other than Taxes of the types, and in the amounts, expressly set forth in Schedule 2.4 as being assumed by Purchaser (it being understood that all Taxes set forth on Schedule 2.4 that are not expressly being assumed by Purchaser are Retained Liabilities);

    (b) all liabilities arising or resulting from the ownership, operation or condition of the Real Property, including liabilities for violations of any Environmental Laws, off-site disposal of Hazardous Substances or the Release of Hazardous Substances to or from the Real Property;

    (c)  all liabilities for borrowed funds;

    (d) all liabilities, whether expressly stated in or implied by the provisions of, or arising from any breach of or default under, any Contracts;

    (e) all warranty, product liability or other claims for products of Seller manufactured prior to or on the Closing Date, whether or not sold prior to the Closing Date, except to the extent that Purchaser is responsible therefor as set forth in Section 5.5;

    (f) all intercompany liabilities of Seller to any Affiliate of Seller except those which are expressly referred to in the definition of "Assumed Payables";

    (g)  all liabilities to the employees of Seller,  including all employee compensation and benefit obligations and any claims with respect to termination of employment, other than the employee compensation and benefit obligations of the types, and in the amounts, set forth on Schedule 2.4 as being assumed by Purchaser (it being understood that all employee compensation and benefit obligations set forth on Schedule 2.4 that are not expressly being assumed by Purchaser are Retained Liabilities);

    (h) all outstanding and uncleared checks, drafts and other payment instruments drawn against any of the Excluded Cash Accounts; and

    (i) all liabilities arising or resulting from the operation of the Purchased Assets or any business carried on by Seller or, with respect only to any Purchased Assets heretofore owned in the name of Parent, by Parent, during the Pre-Closing Period, including, without limitation, liabilities arising or resulting from any tort, violation of any Law or breach of any Contract.

         As used herein, any of the foregoing debts, claims against, obligations or other liabilities of Seller or any of its Affiliates "relate to" the Pre-Closing Period if such item arose from, as a result of, or in connection with, (A) any fact, condition, event or occurrence existing at any time during the Pre-Closing Period regardless of when such item was discovered or alleged to be discovered by any Person, (B) any act or omission to act on the part of Seller or any of its Affiliates (as the case may be) that, respectively, took place or should have taken place at any time during the Pre-Closing Period, regardless of whether such act or omission was in connection with any contractual arrangement or other transaction, tort, violation of or other failure to comply with any Law, or otherwise, and regardless of when such item was discovered or alleged to be discovered by any Person, or (C) any legal action or proceeding based upon any matter described in the preceding sub-clauses (A) and (B) regardless of when such action or proceeding was commenced. In furtherance of the intent of the parties hereto, and not in limitation of the foregoing, it is understood that the entire definition of "Retained Liabilities" is meant to operate as a mechanism to allocate between Seller and Parent, on the one hand, and Purchaser on the other hand, certain Losses relating to the conduct of the Business during, respectively, the Pre-Closing Period and the Post-Closing Period. To the extent that any such Loss cannot readily be allocated solely to the Pre-Closing Period because Purchaser's acts or omissions during the Post-Closing Period are found to have increased, exacerbated, or contributed to the related debt, claim, obligation or other liability, then that portion of the total amount of such debt, claim, obligation or other liability that is proportional to the degree of Purchaser's responsibility therefor shall not constitute a Retained Liability and shall, instead, constitute an Assumed Liability.

         "Seller's Plans" shall have the meaning set forth in Section 3.16.

         "Subordination   Agreement"  shall  mean  that  certain   Subordination
Agreement dated as of the date hereof between Purchaser's senior lender or lenders and Seller.

         "Subordinated Note" shall mean the unsecured, non-transferable subordinated note of Purchaser, in the form of Exhibit E hereto, to be executed and delivered by Purchaser at Closing in partial payment of the Purchase Price, as provided by Section 2.6(a) hereof.

         "Supply Agreement" shall mean an agreement by and among Purchaser, Parent, Power Conversion North America, Computer Products Asia-Pacific Limited, a Hong Kong corporation, and Heurikon Corporation, a Wisconsin corporation, in the form of Exhibit F hereto.

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

                                  ARTICLE II
                           SALE AND PURCHASE OF ASSETS

     2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Parent shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the Purchased Assets. The "Purchased Assets" shall mean all assets of Seller (other than the Excluded Assets) and certain specified assets used by Seller but owned or leased by Parent as set forth in
Schedule 3.22, as the case may be, in each case, wherever located and in whatever form, real, personal, tangible or intangible, including, without limitation, all right, title and interest of Seller in and to the following:

     (a) Cash. All cash on hand held by Seller as "petty cash" but excluding all of the following (collectively, "Excluded Cash Accounts"):
          certificates of deposit, bank deposits and other cash equivalents (including all receipts deposited but not yet cleared or credited), together with all accrued interest thereon, and all rights in all lockbox, deposit, checking, payroll and other bank accounts of Seller. All unpaid checks or other items that, in accordance with Seller's historic accounting practices, constitute "negative" cash items shall
          constitute   Retained   Liabilities.

     (b) Receivables. All accounts receivable, notes receivables and other receivables arising from the operation of the Business as of the Closing Date (the "Receivables").

     (c) Inventories. All inventories, wherever located, including all raw materials, work in process, finished goods and supplies inventories (the "Inventories").

     (d) Prepaid Items. All rights of Seller under prepaid items (excluding rights of Seller under prepaid insurance policies, which shall constitute Excluded Assets).

     (e) Real Property. Seller's and Parent's leasehold estate in the Real Property, together with all leasehold improvements owned by Seller or by Parent, as the case may be.

     (f) Equipment. All machinery, equipment, furniture, telephones, tools, dies, molds, plugs, castings, spare and replacement parts, tooling, supplies, maintenance equipment, computer equipment, materials and other personal property located or usually located at the Real Property or otherwise used in connection with the Business, including those items listed on Schedule 2.1(f).

     (g) Vehicles. All trucks, trailers, automobiles and other vehicles used in connection with the Business, including those vehicles listed on
          Schedule 2.1(g).

     (h) Information and Records. All records, files, notebooks, confidential and nonconfidential information (including electronic information), price lists, marketing information, sales records, customer lists and files (including customer credit and collection information), personnel and labor relations records, employee benefits and compensation plans and records, environmental control, monitoring and test records, plats and surveys of the Real Property, plans and designs of buildings, structures, fixtures and equipment, historical and financial records and files, and all other proprietary information, in each case, to the extent related to, or used (whether by Seller or by Parent) in connection with, the Business (but excluding legal, accounting and income tax records). Parent and Seller may retain copies of all records delivered to Purchaser, subject to the provisions of Section 5.3.

     (i) Intellectual Property. Subject to the provisions of Section 2.8, the name "RTP Corp." and any derivation of the foregoing, and all other tradenames, trade dress, corporate names and logos, trademarks, service marks, patents, copyrights (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), trade secrets, mask works, technology, inventions, processes, designs, know-how, computer software and data, formulas, goodwill, any licenses related to any of the foregoing, and all other intangible assets related to the Business, including (without limitation) those items described on
          Schedule 2.1(i), including such rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof (collectively, the "Intellectual Property").

     (j) Permits. Subject to the provisions of Section 2.8, all licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Law applicable to the Business or otherwise required in connection with the Business or the ownership or operation of the Purchased Assets, including those listed on Schedule 2.1(j) (the "Permits").

     (k) Phone Numbers, Website, Etc.. The phone numbers (954) 974-5400 and facsimile numbers (954) 979-7371, the world wide web address "http://www.rtpcorp.com, and all websites associated therewith, and the e-mail addresses which have the ending "@cpipad.cpi.sprint.com", and the mailbox associated therewith, but, in each case, only to the extent that Seller has any right to convey an interest in such items.

     (l) Other Assets. To the extent not included in the foregoing, any assets which were included in the Balance Sheet (other than assets disposed of in the ordinary course of business since the date of the Balance
          Sheet) or acquired after the date of the Balance Sheet, all other assets of Seller (except for Excluded Assets) and the other assets owned or leased by Parent that are used by Seller as set forth in
          Schedule 3.22, including the Assigned Contracts and any warranties or other rights, claims, demands or causes of action relating to the Purchased Assets.

     (m) Human Resources Information System. The software licensed from Abra Software, Inc., and the employee information database and related files and records heretofore maintained, by Parent on behalf of Seller with respect to Seller's employees (the "Human Resources Information System").

     2.2 Assignment of Certain Contracts and Permits. Subject to the terms and conditions of this Agreement, Seller or Parent, as the case may be, shall assign and transfer to Purchaser, effective as of the Closing Date, all right, title and interest in, and Purchaser will take assignment of (and shall assume as provided in Section 2.4), the following (the "Assigned Contracts"):

     (a)  Personal  Property  Leases.   The  leases  of  equipment,   machinery,
          vehicles,  computer software and hardware, and other personal property set forth on Schedule 2.2(a).

     (b) Purchase Orders and Contracts. All Contracts for the purchase of goods, materials or services set forth on Schedule 2.2(b).

     (c) Customer Contracts. All contracts for the sale of goods or services relating to the Business which are listed on Schedule 2.2(c), and all customer deposits made under such Contracts.

     (d) Other Contracts. Those other Contracts listed on Schedule 2.2(d) and such other Contracts as shall be entered into between the date hereof and the Closing Date in the ordinary course of business and which, in the case of any contract involving total payments of $10,000 or more over the life thereof, shall be expressly accepted and approved in writing by Purchaser prior to the Closing.

     2.3 Excluded Assets. Notwithstanding the foregoing, Seller shall not assign and transfer, and Purchaser shall not take assignment of, any Contract (a) listed on Schedule 2.3 or (b) not referred to in Section 2.2. Such Contracts, together with the rights of Seller under prepaid insurance policies, the rights of Seller under this Agreement, all inter-company receivables not included in the Final Closing Schedule, the Excluded Cash Accounts and the other assets of Seller listed on Schedule 2.3 (collectively the "Excluded Assets") shall be retained by Seller and are not being sold or assigned to Purchaser hereunder.

     2.4 Assumed Liabilities. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge in accordance with their respective terms, the following liabilities of Seller, or, in the case of the Assigned Contracts only, of Parent (the "Assumed Liabilities"), and no others:

                  (a) the Assumed Payables, including those listed on Schedule 2.4;

                  (b) The Current Accrued Obligations, including those listed on Schedule 2.4;

                  (c) obligations that are required to be performed and that accrue after the Closing Date under the Assigned Contracts, but only to the extent that (i) all rights of Seller or Parent, as the case may be, under the Contract to which the Assumed Liability relates are effectively assigned to Purchaser on the Closing Date (unless arrangements reasonably satisfactory to Purchaser have been made to provide Purchaser with the benefit of such Contract as contemplated by
         Section 2.8), and (ii) such Assumed Liabilities do not constitute (A) indemnities, warranties, service or other obligations relating to matters occurring on or before the Closing Date (except to the extent of warranty claims reserved against in the Final Closing Schedule),(B)liabilities for any tort or violation of Law that relates to the Pre-Closing Period, or (C) any liability relating to the Pre-Closing Period arising or resulting from the breach of or default under any Assigned Contract (provided, that the exclusion contained in this clause (C) shall not limit the Purchaser's assumption of the obligation to perform obligations under the Assigned Contracts with respect to the Post-Closing Period); and

                   (d) with respect to any warranty claim for goods manufactured or sold by Seller on or before the Closing Date to the extent, but only to the extent, that Purchaser assumes responsibility for such claim under Section 5.5 below.

Except as specifically set forth above, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of any debt, claim, obligation or other liability of Seller or any of its Affiliates whatsoever. As used herein, the phrases "relates to the Pre-Closing Period" and "relating to the Pre-Closing Period" shall be interpreted, for all purposes under this Agreement, in the same manner as set forth under the definition of Retained Liabilities.

         To the extent that any of the Assumed Liabilities are required by law to be paid by Seller or Parent, Purchaser shall provide to Seller or Parent, as applicable, a reasonable period of time prior to the date such payment is due, funds sufficient to make such payment.

     2.5 Closing. The Closing shall take place at a location in Chicago, Illinois, mutually acceptable to Purchaser and Seller on July 7, 1997, or such other date mutually acceptable to Purchaser and Seller. Upon consummation of the Closing, all transactions contemplated hereby shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m., Eastern Daylight Time, on July 5, 1997.

     2.6 Payment of Purchase Price.

                          (a) In consideration for the transfer of the Purchased Assets, Purchaser shall pay to Seller the sum of $3,500,000.00 (subject to adjustment in accordance with this Section 2.6), representing the cash portion of the Purchase Price, by electronic bank transfer in accordance with Seller's written instructions to be delivered at least two Business Days prior to the Closing. At Closing, Purchaser shall also deliver the Subordinated Note in the principal amount of $2,750,000.00 (subject to adjustment in accordance with Section 2.6), representing the balance of the Purchase Price. Purchaser may offset against the Subordinated Note any amount due under Section 9.2, or 2.9 in accordance with such sections. The Purchaser shall not be entitled to any recovery under Section 9.2 in respect of any Loss if, and only to the extent that, the condition or event giving rise to such Loss is reflected in the calculation of a Purchase Price Adjustment pursuant to
         Section 2.6(e) or recovery is made pursuant to Section 2.9.

                          (b)Prior to the Closing, Seller shall prepare the initial draft of, and Purchaser and Seller shall agree in good faith on, an interim Closing Schedule (the "Interim Closing Schedule") setting forth the estimated net book value, as of May 30, 1997, of the Purchased Assets and Assumed Liabilities determined in accordance with GAAP (including working capital items, and including reserves and accruals established in accordance with GAAP and consistent with past practice), with the following adjustments: (i) all unpaid checks or other items that, in accordance with Seller's historic accounting practices, constitute "negative" cash items shall constitute Retained Liabilities and (ii) all items listed on Schedule 2.4 as adjustments for liabilities being retained by Seller shall constitute Retained Liabilities. The Interim Closing Schedule shall be the basis for determining the cash payment and the amount of the Subordinated Note to be delivered at Closing. Within sixty (60) days after the Closing, Purchaser shall deliver to Seller a revised schedule setting forth the net book value, as of the Closing Date, of the Purchased Assets and
         Assumed Liabilities determined in accordance with GAAP (including working capital items, and including reserves and accruals established in accordance with GAAP and consistent with past practice), and adjusted on the same basis as the Interim Closing Schedule. Seller and its representatives, including Seller's accountants, will be given the opportunity to observe all physical inventories, which Purchaser hereby notifies Seller shall begin at 9:00 a.m. on July 14, 1997, taken in connection with preparation of such post-Closing schedule. The post-Closing schedule delivered by Purchaser pursuant to this section shall be audited and accompanied by a report of Arthur Andersen LLP, Purchaser's independent accountants ("Purchaser's Auditors") to the effect that such schedule and any related notes thereto were prepared in accordance with GAAP and this Agreement. In rendering the foregoing audit and report, Purchaser's Auditors shall permit Arthur Andersen LLP, Seller's independent accountants ("Seller's Auditors") to review, at their request, the report of Purchaser's Auditors, including all work papers, schedules and calculations related thereto prior to the issuance thereof.

                           (c) If Seller does not dispute such audited post-Closing schedule and report, such audited post-Closing schedule shall be the "Final Closing Schedule". If Seller disputes such audited schedule or any item included therein, such dispute shall be resolved in the following manner:

                           (i) Seller shall notify  Purchaser in writing  within
                  sixty (60) days after Seller's receipt of the audited schedule, which notice shall specify in reasonable detail the nature of the dispute;

                           (ii) during the sixty (60) day period following Purchaser's receipt of such notice, Purchaser and Seller shall attempt to resolve such dispute;

                           (iii) if at the end of such 60 day period  Seller and
                  Purchaser shall have failed to resolve such dispute in writing, the matter shall be referred to the offices of a referee having expertise in financial, accounting and acquisition matter jointly selected by Seller's Auditors and Purchaser's Auditors (the "Referee"). The Referee shall act as an arbitrator and shall issue its report resolving all disputes as to the audited schedule within sixty (60) days after such dispute is referred to it. The audited schedule, as modified by any adjustments determined to be appropriate by the Referee, shall then be the Final Closing Schedule. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Referee hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties. The decision of the Referee in accordance with the provisions hereof shall be final and binding (absent manifest error) and there shall be no right of appeal therefrom; and

                           (iv) Upon the final determination of the Final Closing Schedule, any required adjustments to the amounts paid or the Subordinated Note delivered by Purchaser at Closing shall be made as provided in the last sentence of Section 2.6(e).

                  (d) From the Closing Date until the final determination of the Final Closing Schedule, each party will grant to the other and its respective representatives reasonable access during usual business hours to the agents and employees of such party and to the books, records and files of the business in its possession to enable such party to review and otherwise satisfy itself as to the accuracy of the Final Closing Schedule and the preparation thereof.

                  (e) The amount of the Purchase Price shall be increased or reduced, dollar for dollar for the amount by which the aggregate adjusted net book value of the Purchased Assets and Assumed Liabilities, as reflected on the Interim Closing Schedule and the Final Closing Schedule, is greater or less than $7,404,000. The first $1,000,000 of any increase to be made pursuant to this Section 2.6(e) shall be paid in cash, and the balance of any such increase shall be added to the principal amount of the Subordinated Note. The amount of any reduction to be made pursuant to this Section 2.6(e) shall be first applied to reduce the cash portion of the Purchase Price, until such cash portion shall have been reduced to $2,000,000. Any remaining amount of the reduction to be made pursuant to this Section 2.6(e) shall be applied to reduce the principal amount of the Subordinated Note. If any adjustment to the Interim Closing Schedule is made pursuant to the Final Closing Schedule, then the principal amount of the Subordinated Note shall be adjusted, to the extent required, and/or Seller or Purchaser shall make the required cash payment to the other, so that the net amount of cash paid to Seller and the amount of the Subordinated Note are equal to the amounts that would have been in effect had the Final Closing Schedule been delivered at the Closing in lieu of the Interim Closing Schedule, and such adjustments shall be retroactive to, and effective as of, the Closing Date.

     2.7 Consistent Treatment. The parties shall allocate the purchase price among the Purchased Assets and the covenant not to compete set forth in Section
5.3 in accordance with Schedule 2.7 (which shall be prepared in a manner consistent with Section 1060 of the Code), treat and report the transactions contemplated by this Agreement in all respects consistently with such allocation for purposes of any Taxes and the filing of all Tax Returns, including without limitation Internal Revenue Service Form 8594, and not take any action inconsistent with such obligation.

     2.8 Procedures for Purchased Assets non Transferable. If, either by virtue of the provisions thereof or under applicable law, any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable without the consent of some other Person, Seller and, in the case of any Contracts or Purchased Assets owned, licensed or leased by Parent but used by Seller, Parent shall use all commercially reasonable efforts to obtain such consent prior to the Closing Date and Purchaser shall use all commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but Seller and, in the case of any Contracts or Purchased Assets owned, licensed or leased by Parent but used by Seller, Parent shall use all commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Purchaser the practical benefit (and Purchaser shall be responsible for the related obligations) of such property or rights and Purchaser shall use all commercially reasonable efforts to assist in that endeavor.

     2.9 Accounts Receivable. (a) On the six-month anniversary of the Closing Date, Seller shall repurchase from Purchaser, if requested by Purchaser, all Receivables which have not been collected as of such date, for the amount, if any, by which the net value of the Receivables (after reserves), as stated on the Final Closing Schedule, exceeds the amount collected by Purchaser on such Receivables on or before the six-month anniversary of the Closing Date. The purchase price for such Receivables shall be paid one-half in cash, by wire transfer of immediately available funds to an account designated by Purchaser, and one-half by a reduction of the principal amount of the Subordinated Note. At all times prior to and after such repurchase by Seller, Purchaser shall have sole control over the collection of all Receivables, and neither Parent, Seller nor any of their employees or agents shall contact any account debtor with respect to any such Receivables or make any other effort to collect the same. Purchaser shall exercise collection practices consistent with the historical collection practices of Seller in collecting such Receivables. After the payment by Seller of the full amount due to Purchaser hereunder, Purchaser shall deliver to Seller, as received, cash equal to one-half of any amounts thereafter actually collected with respect to Receivables for which Seller has made payment to Purchaser hereunder and shall retain the other one-half of such collections, and the principal amount of the Subordinated Note shall be increased dollar for dollar by all collections so retained by Purchaser. In applying payments to Receivables, any customer designation shall be controlling; provided that Purchaser shall not attempt to influence any customer designation of the invoice to which a payment is applicable. If the customer fails to designate the invoice to which a payment is applicable, and if the invoice to which payment relates is not otherwise readily determinable (based on the amount of the payment or otherwise),  then  payment  shall  be  allocated  pro  rata  to all  outstanding undisputed invoices to such customer. The Purchaser shall not settle, compromise, reduce the amount of or extend the time for payment of any invoice existing as of the Closing Date except in the ordinary course of business and consistent with the Seller's prior practice.

         (b) Seller shall co-operate with Purchaser in notifying account debtors to make payments of receivables outstanding at the Closing Date to make payments to an account designated by Purchaser. If any such receivables are paid to or received by Seller or Parent, Seller and Parent shall hold the proceeds of such receivables in trust, for the benefit of Purchaser, and shall remit such proceeds by wire transfer to Purchaser's senior lender at such times as Purchaser may request, but no less often than weekly. All such wire transfer costs shall be borne by Purchaser. At the request of Purchaser, Seller shall enter into reasonable agreements with Purchaser's senior lender to evidence Purchaser's ownership of such proceeds and perfect such senior lender's security interest therein.

                                 ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

         Parent and Seller jointly and severally represent and warrant to Purchaser, as of the date of this Agreement, as follows:

     3.1 Due incorporation; Subsidiaries. Parent and Seller are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and possess all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. Seller is duly licensed or qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the Business requires such licensing or qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchased Assets or the Business.

     3.2 Authorization. Parent and Seller have full power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Seller of this Agreement have been duly and validly approved by all necessary corporate action. Parent and Seller have duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Seller, in each case enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or (b) by equitable limitations on the availability of specific remedies.

     3.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Parent and Seller of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby or thereby, or otherwise necessary with respect to the Purchased Assets, other than
(a) the consents set forth on Schedule 3.3 and (b) filings and consents that may be required under any Environmental Law necessitated by the transactions contemplated herein. Except for matters set forth in Schedule 3.3, the execution, delivery and performance by Seller and Parent of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of any Assigned Contract,
(ii) result in the  creation of any Lien upon any of the  Purchased  Assets,  or
(iii) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller or Parent.

     3.4 Financial Statements. (a) The Financial Statements have been prepared in accordance with GAAP consistently applied and (b) the Interim Financial Statements have been prepared on a basis consistent with Seller's historical practices in preparing its unaudited monthly statements. The Financial Statements present fairly the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller for the periods covered thereby. The Financial Statements and the Interim Financial Statements are derived from the books and records of Seller, and do not reflect any transactions which are not bona fide transactions. To the knowledge of Seller and Parent, except as set forth in
Schedule 3.4, in the Financial Statements or in the Interim Financial Statements, the Seller has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables, obligations or liabilities under Contracts and accrued expenses, in each case incurred in the ordinary course of business since January 3, 1997.

     3.5 No Adverse Effects or Changes. Except as listed on Schedule 3.5, since January 3, 1997 Seller and, with respect to Contracts or Purchased Assets owned, licensed or leased by Parent but used by Seller, Parent have not (a) suffered any damage or destruction to, or loss of, any of its respective assets or properties (whether or not covered by insurance); (b) permitted the imposition of a Lien on, or disposed of, any of its respective assets (other than Excluded Assets or sales of Inventories in the ordinary course of business, consistent with past practice); (c) terminated, modified or entered into any Material Contract; (d) canceled, waived, released or otherwise compromised any trade debt, receivable or claim exceeding $25,000 individually or $100,000 in the aggregate; (e) made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000, whether individually or as a part of related transactions; (f) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) disposed of or permitted the lapse in registration of any Intellectual Property;
(h) made any significant changes in its accounting methods or policies;(i) incurred indebtedness that would be an Assumed Liability (other than for trade payables in the ordinary course of business); (j) amended its charter documents; or (k) otherwise experienced a Material Adverse Change.

     3.6 Title to Properties. Except as disclosed on Schedule 3.6, Seller or Parent, as the case may be, has good title to, and is the lawful owner of, the Purchased Assets (other than the Real Property and the other property shown as leased on Schedule 3.6). The Purchased Assets include all of the tangible and intangible assets, properties and rights used in connection with or material to the Business (other than assets leased under the leases set forth on Schedules 2.2(a) or 3.6 and Inventories disposed of in the ordinary course of business since the date of the Balance Sheet) and all of the tangible and intangible assets, properties and rights reflected in Seller's Balance Sheet. Except as set forth in Schedule 3.6, (x) no other person (including Parent or any of its Affiliates), owns any assets, properties or rights relating to the Business or performs or furnishes services for the benefit of the Business, and (y) no other person (including Parent or any of its Affiliates) is a party to or otherwise enjoys rights under any Contract or other arrangement under which such person receives benefits on behalf of Seller that pertain to the operation of Seller or the Business. Except as set forth on Schedule 3.6, all tangible property of Seller is located at the Real Property.

     3.7 Computer System. Except as disclosed in Schedule 3.7, all computer hardware and software and related materials used by Seller, other than the "Hyperion" software which will not be assigned to Purchaser (collectively, "Computer System") are in good working order and condition, normal wear and tear excepted, and Seller is not experiencing any significant defects in design, workmanship or material with respect to the Computer System. To the knowledge of Parent and Seller, the use of the Computer System by the Business (including any software modifications) (a) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and (b) has not resulted in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Business, warranties available to the Business or rights of the Business thereunder. Seller has, and at the Closing will transfer to Purchaser, copies of any user and service documentation in Seller's or Parent's possession for the Computer System.

3.8   Real Property

                (a) Seller does not own any real estate. Seller operates the Business at the Real Property and at no other locations. Neither Seller nor Parent has any knowledge of any pending or threatened eminent domain or condemnation proceeding with respect to the Real Property or any portion thereof. Neither Seller nor Parent is a party to any lease of any real property used in connection with the Business, whether as lessor or as lessee, except as set forth on Schedule 3.8. To the knowledge of Parent and Seller, no notice has been received from any Governmental Authority requiring or advising the need for any repair, alteration, restoration, improvement or Remedial Action in connection with the Real Property that has not been fully complied with. Other than its respective leasehold interests in the Real Property, neither Seller nor Parent has any interests in any other real property used in connection with the Business.

                 (b) All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials on behalf of Seller or Parent, as the case may be, in connection with the Real Property have been paid in full and all Liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into Liens) have been satisfied and released.

                (c) The leases set forth on Schedule 3.8 cover all of the real estate leased, used or occupied by Seller in connection with the Business. Each of the leases set forth on Schedule 3.8 is in full force and effect and Seller or Parent, as applicable, holds a valid and existing leasehold interest under each of such leases. Seller and Parent, as applicable, are not in default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such leases, and no other party to such leases has the right to terminate, accelerate performance under or otherwise modify any of such leases. To the knowledge of Seller and Parent, no lessor under any such lease is in default under any of such leases in its duties to the lessee. Neither Seller nor Parent, as the case may be, has assigned, transferred, conveyed, or otherwise encumbered any interest in any of the leases set forth on Schedule 3.8.

                  (d) Except as described in Schedule 3.8, there is no current dispute between Seller or Parent, as the case may be, and the landlords under its respective leases of the Real Property, and Seller or Parent, as the case may be, is not currently obligated to perform any work, expend any funds, or reimburse the landlord for any expenditures, under Seller's or Parent's, as the case may be, lease of the Real Property, other than regularly scheduled payments of basic rent, taxes and insurance thereunder.

     3.9 Personal Property. Except as disclosed on Schedule 3.9, all of the tangible assets (whether owned or leased) included in the Purchased Assets are in the aggregate in good operating condition and repair (normal wear and tear excepted).

     3.10 Inventories. Except as described on Schedule 3.10, the Inventories of Seller are of merchantable quality, usable and saleable in the ordinary course of business, except to the extent of obsolete or slow-moving items which have been written down to net realizable value on the Balance Sheet or for which adequate reserves have been established on the Balance Sheet. None of the Inventories of Seller are held on assignment or consignment. The Inventories are fairly reflected on the Balance Sheet, after giving effect to all reserves, and are valued at the lower of cost or market. Other than as set forth in Schedule 3.10, Seller is not under any obligation with respect to the return of any Inventories. All of the Inventories are located at the Real Property.

     3.11 No Third Party Options. There are no agreements, options, commitments or rights with, of or to any Person (other than Purchaser) to acquire any of Seller's assets, properties or rights or shares (or any of Parent's assets used by Seller in connection with the Business) except for those Contracts entered into for the sale of Inventories in the ordinary course of business, consistent with past practice.

     3.12 Intellectual Property. Schedule 2.1(i) includes a true and complete list of all of the Intellectual Property used in the conduct of the Business of the following types: trade names, corporate names and logos, trademarks, service marks, patents, copyrights (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), computer software, and any licenses related to the foregoing. Except as disclosed on Schedule 3.12 or Schedule 2.1(i):

                (a) All of the Intellectual Property, other than Intellectual Property shown as licensed by Seller or by Parent on Schedule 2.1(i), is owned by Seller or by Parent, as the case may be, free and clear of all Liens, and is not subject to any license, royalty or other agreement, and neither Seller nor Parent, as the case may be, has granted any license or agreed to pay or receive any royalty in respect of any of the Intellectual Property. All of the Intellectual Property shown as licensed by Seller or by Parent on Schedule 2.1(i) is held by Seller or by Parent, as the case may be, pursuant to valid and effective license agreements, all royalties and other amounts required to be paid thereunder prior to the date hereof have been paid, and true and complete copies of all such license agreements and all other agreements related thereto have been delivered to Purchaser. All registration and maintenance fees that have become due and payable to any Governmental Authority with respect to any Intellectual Property for which a registration has been issued have been paid and no act or omission of Seller or Parent has occurred to cancel, impair, dedicate to the public or entitle any Governmental Authority to cancel, modify, forfeit or hold abandoned any such Intellectual Property.

                          (b) To the knowledge of Parent and Seller, the products manufactured or sold by Seller and any process, method, part, design, material or other Intellectual Property they employ, and the marketing and use by Seller of any such product, service or other Intellectual Property, do not infringe any Intellectual Property or confidential or proprietary rights of another. Neither Seller nor Parent has received any notice contesting its right to use any Intellectual Property. To the knowledge of Parent and Seller, no products manufactured or activities conducted by any other Person infringe on the Intellectual Property.

     3.13 Contracts

                      (a) All of the Assigned Contracts are in full force and effect and constitute the legal, valid and binding obligations of Seller or of Parent, as the case may be, and, to the knowledge of Seller and Parent, the other parties thereto. All of the Assigned Contracts are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies. No termination notice has been delivered by any party to any other party with respect to any Assigned Contract. Seller and Parent have delivered to Purchaser true and complete copies of each Assigned Contract and a complete and accurate written description of any Assigned Contract not reduced to writing.

                          (b) Schedule 3.13 lists all the Contracts and arrangements of the following types to which Seller or, in the case of Contracts to which Parent is a party in lieu of Seller and which relate to the Business, Parent is a party, by which it is bound, or to which any of its assets or properties is subject (collectively, the "Material Contracts", and each a "Material Contract"):

     (i) any collective bargaining or other labor agreement;

     (ii) any Contract or arrangement of any kind with any employee, officer, director or stockholder of Seller or Parent or any of their respective Affiliates;

     (iii)any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

    (iv) any Contract or arrangement of any nature having an aggregate value in excess of $100,000 or not terminable on notice of thirty (30) days or less;

     (v) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, letter of credit, loan commitment, guaranty, repurchase agreement or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing, pledging of assets or guarantying the obligations of any Person;

     (vi) any Contract or arrangement involving Seller as a participant in a partnership, joint venture or other cooperative undertaking;

    (vii) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller;

    (viii)any power of attorney or agency agreement or arrangement pursuant to which a Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

    (ix)  any Contract relating to the Computer System;

    (x) any Contract granting to any Person a right at such Person's option to purchase or acquire any asset or property of Seller (or interest therein);

    (xi) any Contract for capital improvements or expenditures having an aggregate value in excess of $15,000;

   (xii) any Contract having an aggregate value in excess of $100,000 for which the full performance thereof may extend beyond sixty (60) days from the date of this Agreement;

  (xiii) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

  (xiv) any Contract or arrangement relating to management support, facilities support or similar arrangement; and

   (xv) any Contract or arrangement not specified above that is material to Seller or to the Business.

     3.14 Permits. Schedule 2.1(j) is a true and accurate list of all material Permits held by Seller. Except for such Permits, there are no permits, licenses, consents or authorizations, whether federal, state, local or foreign, which are materially necessary for the lawful operation of the Business. Seller is in full compliance with all requirements and limitations under such Permits. No employee, officer, director or Affiliate of Seller owns or has any interest in any such Permit.

     3.15 Insurance. Schedule 3.15 contains an accurate and complete list of all policies of fire, liability, workmen's compensation, public and product liability, title and other forms of insurance owned, held by or applicable to Seller, its assets or the Business. Seller has heretofore delivered to Purchaser a true and complete copy of all such policies, including all occurrence-based policies applicable to Seller or the Business for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Seller has not been refused any insurance nor has its coverage been limited during the past two (2) years.

3.16  Employee Benefit Plans and Employment Agreements.

                         (a)Schedule 3.16 is a list of all employee contracts, and employee benefit plans, programs, policies and arrangements (including all collective bargaining, stock purchase, stock option, employment, compensation, deferred compensation, pension, retirement, severance, termination, separation, vacation, sickness, health insurance, welfare and bonus plans, arrangements, and agreements) under or with respect to which Seller has any obligation or liability (collectively, the "Seller's Plans").

                         (b) Seller has provided Purchaser with true and correct copies of each of Seller's Plans and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, and an accurate description of any Seller's Plans that are not in written form.

     3.17 Employees. Schedule 3.17 contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding two (2) years for each director and officer of Seller and each employee of Seller who has an annual base salary of $50,000 or more. Schedule 3.17 contains a true and complete list of the Executive Employment Agreements. Except for the Executive Employment Agreements listed in
Schedule 3.17, Seller is not a party to any Contract providing for the payment by Seller of any severance upon the Seller's termination of the employment of any person. Except as disclosed on Schedule 3.17, there is no, and during the past two years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or to the knowledge of Parent or Seller threatened against or involving Seller. Seller is not a party to any collective bargaining agreement and no such agreement determines the terms and conditions of the employment of employees of Seller. No collective bargaining agent has been certified as a representative of any of employees of Seller and no representation campaign or election is now in progress with respect to any employees of Seller. Seller has complied in all material respects with all Laws relating to employment.

     3.18 Taxes. Except for current Taxes not due and payable prior to or on the Closing Date (such Taxes to be paid when due by Seller), Seller has paid to, and where necessary collected or withheld and remitted to, the proper Governmental Authority all Taxes related to taxable periods or portions thereof ending prior to or on the Closing Date (including governmental charges, assessments and required contributions of Seller with respect to the Business) that may result in the filing of a Lien on the Purchased Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such Taxes.

     3.19 No Defaults or  Violations.  Except as disclosed  on Schedule  3.19:or

Violations

                 (a) Seller and, in the case of any Assigned Contract to which Parent is a party, Parent are not in breach or default under the terms of any Assigned Contract, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default under any such Assigned Contract, and, to the knowledge of Seller and Parent, no other party to any such Assigned Contract is in breach or default under any such Assigned Contract.

                 (b) Seller and, in the case of any Purchased Assets owned, licensed or leased by Parent, Parent are in compliance in all material respects with, and no material violation exists under, any Laws applicable to Seller or Parent, the Purchased Assets or the Business, and no event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute such a violation under any such Law.

                (c) No notice from any Governmental Authority has been received claiming any violation of any Law or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty, that, in any case, could become binding on or impose any obligation on Purchaser or the Purchased Assets.

     3.20 Environmental Matters. Except as disclosed in Schedule 3.20:l Matters

                  a) Seller and Parent have not used or stored any, and to the knowledge of Parent and Seller there are no, Hazardous Substances in, on, or at the Real Property except for inventories of substances which are used or are to be used in the ordinary course of business (the storage and use of which substances complies in all material respects with all applicable Environmental Laws and Environmental Permits). There is not now, to the knowledge of Parent or Seller, at the Real Property any underground storage tank or surface impoundments, asbestos-containing materials or polychlorinated biphenyls, except in compliance with applicable Environmental Laws.

                  b) No written notice has been received from any Governmental Authority or any other Person that Seller or Parent is responsible (or potentially responsible) for any Remedial Action at any location or that the Real Property is required or may be required to be subject to Remedial Action. Included within the Permits are all Environmental Permits necessary for the operation of the Business. There is no civil, criminal or administrative claim, suit, proceeding or investigation (including a request for information) pending or, to Seller's or Parent's knowledge, threatened with respect to the Business or the Real Property relating in any way to any Environmental Laws, Environmental Permits or Remedial Action and Seller and Parent know of no fact or circumstance which would give rise to any such claim, suit, proceeding or investigation, or outstanding written orders or Contracts with any Governmental Authority or other Person relating in any way to Environmental Laws, Environmental Permits or Remedial Action. Seller or Parent, as the case may be, has filed all reports and notifications required to be filed with respect to, and obtained and maintained all Environmental Permits required for, the Real Property, all improvements on either of the foregoing and all operations conducted therein, and has generated and maintained all required records and data under all applicable Environmental Laws, except where the failure to do so would not have a Material Adverse Effect.

     3.21 Litigation. Except as disclosed in Schedule 3.21, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller or Parent, threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders in their capacity as such, or any of its properties or businesses, or any of the Purchased Assets owned, licensed or leased by Parent. Except as set forth on Schedule 3.21, all of the proceedings pending or threatened against Seller or Parent, as the case may be, are fully covered by insurance policies and are being defended by the insurers, subject to such deductibles and other exceptions as are set forth in such policies. Schedule 3.21 is a true and accurate list of all pending actions asserted by Seller or, in the case of Purchased Assets owned, licensed or leased by Parent, by Parent. Except as disclosed in Schedule 3.21, neither Seller nor, in the case of Purchased Assets owned, licensed or leased by Parent, Parent is subject to (a) any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority or (b) any settlement agreement with any Governmental Authority or other Person. Neither Seller nor, in the case of Purchased Assets owned, licensed or leased by Parent, Parent has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller or Parent, as the case may be, has any continuing obligation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller or Parent, threatened by or against Seller or Parent relating to this Agreement or the transactions contemplated hereby.

     3.22 Related Parties. Except as disclosed on Schedule 3.22, (a) neither Parent nor any of its Affiliates have or claim to have any direct or indirect interest in any tangible or intangible property used in the Business (except as a stockholder or option holder of Parent or Seller), and (b) neither Parent nor any of its Controlled Affiliates have or claim to have any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, Seller. Schedule 3.22 contains a complete and accurate description of all such Persons, interests, arrangements and other matters.

     3.23 Intercompany Services, Transactions and Indebtness.

          (a) Schedule 3.23 contains a complete and accurate list of all agreements or arrangements (whether written or unwritten) relating to all intercompany services and transactions currently existing between Seller and any of its Affiliates.

          (b) Schedule 3.23 contains a complete and accurate list of all outstanding indebtedness, payables and receivables between Seller and any of its Affiliates.

     3.24 Customers and Suppliers. Schedule 3.24 sets forth (a) a list of the 10 largest customers of Seller, in terms of revenue during the 1996 fiscal year and the portion of 1997 prior to the date hereof (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer; and (b) a list of the 10 largest suppliers of Seller, in terms of purchases during the 1996 fiscal year and the portion of 1997 prior to the date hereof (collectively, the "Major Suppliers"), and showing the approximate total purchases in each such period from each such supplier. Except to the extent set forth in Schedule 3.24, since January 1, 1997, there has not been any material adverse change in the business relationship with, and there has been no material dispute of Seller with, any Major Customer or Major Supplier. To the knowledge of Parent and Seller, there are no indications that any Major Customer or Major Supplier intends to materially reduce its purchases from or sales to (as the case may be) the Business. Schedule 3.24 lists all Contracts between Parent or Seller and any Major Customer or Major Supplier.

     3.25 Product Warranties. Except as set forth on Schedule 3.25 and except to the extent of any warranty reserves reflected in the Final Closing Schedule, there is no claim against or liability of Seller (or any predecessor of Seller) on account of product warranties or with respect to the manufacture, sale, distribution or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented.
Schedule 3.25 sets forth a summary of all product liability claims filed against Seller (or any predecessor of Seller) within the past two (2) years. Schedule
3.25 sets forth copies of all product warranties issued for Seller's products during the past two (2) years. In each of the past two years, warranty claims have not exceeded 2.0% of Seller's gross sales for that year.

     3.26 Due Diligence Materials. There are no significant documents in the possession of Parent, Seller, or any of their respective agents, representatives or Affiliates of a character or type described in Purchaser's due diligence request delivered to Pinecrest Capital, Inc. on March 10, 1997, which have not been provided or otherwise made available to Purchaser.

     3.27 Brokers. Neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Parent or Seller in connection with any of the transactions contemplated by this Agreement.

     3.28 Accuracy of Statements. Neither this Agreement nor any schedule hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     3.29 Reserves and Accruals. The reserves and accruals of Seller, as stated in its Financial Statements, including without limitation those established with respect to Receivables, Inventories and warranty claims, have each been established in accordance with GAAP.

     3.30 [intentionally omitted]

     3.31 Acceleration of Employee Stock Options. Seller and Parent have accelerated the vesting of options held by certain of Seller's employees with respect to the right to acquire shares of the common stock of Parent as set forth on Schedule 3.31.

     3.32 Other Seller Information. (a) Seller's Federal Tax Identification number is 65-0535690. (b) Seller has no subsidiaries (including, without limitation, any ownership interest in partnerships, joint ventures, limited liability companies, or other entities). (c) All of the active books and records relating to the Business are located at either (i) Seller's place of business at 2705 Gateway Drive, Pompano Beach, Florida 33069 or (ii) Parent's executive offices at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434, and at no other location.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Parent and Seller, as of the date of this Agreement and as of the Closing Date (such representations and warranties being remade on the Closing Date), as follows:

     4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

     4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary corporate action. Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally or by equitable limitations on the availability of specific remedies.

     4.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby, other than the consents set forth on Schedule 4.3 and (b) filings and consents that may be required under any environmental, health or safety law or regulation necessitated by the transactions contemplated herein. The execution, delivery and performance by Purchaser of this Agreement does not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser.

     4.4 Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby.

     4.5 Financing and Initial Capitalization. Purchaser shall have an initial capitalization of at least $750,000 in equity. As of the Closing Date (after giving effect to the transactions contemplated by this Agreement, including the Purchaser's incurrence of the debt related to such transactions), the Purchaser does not believe that it is engaged in business, or about to engage in any business or transaction, with unreasonably small capital. The Purchaser does not intend to incur, or believe that it will incur, in connection with the transactions contemplated by this Agreement, debts beyond its ability to pay as they mature. The obligations incurred by Purchaser in connection with Purchaser's financing related to this Agreement are not being incurred with the actual intent to hinder, delay or defraud any existing present or future creditors of Seller or Purchaser.

                                    ARTICLE V

                                    COVENANTS

     5.1 Maintenance of Insurance. Seller shall continue to maintain and carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist. So long as the Subordinated Note remains outstanding, Purchaser shall carry or cause to be carried with respect to the Business and the Purchased Assets product liability insurance and excess liability insurance (subject to reasonable deductibles, exclusions and limitations), which in each case is maintained in effect with insurers of recognized reputation and responsibility, substantially consistent with insurance historically maintained by Seller; provided, that if such insurance coverage is not available to Purchaser on commercially reasonable terms and conditions, then Purchaser shall carry insurance coverage for the types of risks and in amounts and on such other terms and conditions as is usually carried by business entities in the same geographic areas that are engaged in the same or similar business as Purchaser. Purchaser will at all times carry such insurance as is then required under its senior debt agreement. Subject to the provisions of the Subordination Agreement, Seller shall be named as an additional insured on such policies.

     5.2 Supplemental Information. Parent and Seller will promptly, provide to Purchaser complete copies of the tax packages prepared by Seller and furnished to Parent for periods prior to the Closing.

     5.3 Noncompetition; Confidentiality

                (a) In order to induce Purchaser to enter into this Agreement, each of Parent and Seller expressly covenants and agrees that for a period of five (5) years from and after the Closing Date, neither Seller, Parent nor any of their respective Controlled Affiliates will directly or indirectly, without the prior express written consent of Purchaser, (i) own (other than ownership of stock or other equity interests constituting less than five percent (5%) of the total equity interest of any publicly-traded entity), manage, operate, join, control, consult with or participate in any business, individual, partnership, firm, corporation or other entity which is engaged in the Business, wholly or partly, in any part of the world, provided, however, that the business operations as currently conducted by Heurikon Corporation, Power Conversion North America and Computer
         Products Asia-Pacific Limited shall be deemed not to violate this clause (i), (ii) interfere with or attempt to interfere with any business relationship between any third party and Purchaser or any of its Affiliates in connection with the Business, or (iii) solicit or encourage any officer, employee, consultant or agent employed or retained by Purchaser to leave Purchaser's employ or retention.

                 (b) Except to the extent expressly  required by Law, Parent and
         Seller shall, and shall cause their Controlled Affiliates to, keep secret and confidential indefinitely all non-public information concerning Purchaser, Seller, the Purchased Assets and the Business and not disclose the same, either directly or indirectly, to any other Person, or use the same in any way.

                 (c) Parent and Seller expressly agree that the remedies at law for any breach of the provisions of this Section 5.3 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 5.3 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable. Parent and Seller acknowledge that Purchaser would not enter into this Agreement or acquire the Purchased Assets unless Parent and Seller agreed to the provisions of this
         Section 5.3.

                  (d) In furtherance of the foregoing (i) Richard J. Thompson, Joseph M. O'Donnell and each employee/director of Parent and Seller will execute and deliver at closing a Non-Competition Agreement consistent with the foregoing and otherwise reasonably satisfactory to Purchaser, having a term of five years from the Closing Date, and (ii) each non-employee director of Parent and Seller will execute and deliver at closing a Non-Competition Agreement substantially consistent with the foregoing (except that any such non-employee director shall not be prohibited from consulting with or participating in any business, individual, partnership, firm, corporation or other entity engaged in the Business) and otherwise reasonably satisfactory to Purchaser, and having a term of 18 months from the Closing Date.

     5.4 Use Of Name. From and after the Closing Date, Parent, Seller, and their respective Controlled Affiliates will not directly or indirectly use in any manner any name, trade name, trademark, service mark or logo used by the Business or any word or logo that is confusingly similar in sound or appearance.

     5.5 Product Liability and Warranty Claims

                  (a) Seller is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or services provided by Seller, including, without limitation, goods manufactured on or before the Closing Date and sold without modification by Purchaser after the Closing Date. Purchaser shall have no liability for any such claims.

                  (b) Purchaser shall be solely responsible for any warranty for goods manufactured or services rendered by Seller in connection with the Business to the extent, but only to the extent, that such warranty claims do not exceed the warranty reserve set forth in the Final Closing Schedule. Except to the extent provided in the preceding sentence, Seller shall remain solely responsible for any warranty for goods manufactured or sold or services rendered by Seller on or before the Closing Date, and Purchaser shall have no obligation or liability under any such warranty, except as provided above. However, Purchaser may, in its sole discretion, decide to provide goods or perform services in excess of the amount for which Purchaser is responsible pursuant to the first sentence of this subsection 5.5(b), to the extent that such excess goods or services would be required to be provided or performed by Seller under Seller's warranty. In any such case described in the immediately preceding sentence, Seller shall reimburse Purchaser for the costs (without any mark-up or profit margin) of such excess goods, services or repairs provided by Purchaser which Seller would have been required to provide or perform under Seller's warranty, as shown on Purchaser's invoice, within thirty (30) days after Seller's receipt of such invoice. Purchaser shall supply Seller with information reasonably requested by Seller to substantiate the invoiced amounts.

     5.6  Access.   Following   the   Closing   Date,   Purchaser   will  permit
representatives of Seller to have full access at all reasonable times to the books, accounts and records pertaining to the operation of the Business prior to the Closing Date, to the extent reasonably requested by Seller on reasonable notice.

     5.7 [intentionally omitted]

     5.8 Employees. Purchaser will not take any action or omit to take any action, if such action or omission would impose any obligations upon, or result in any Loss to, Seller or Parent under the Worker Adjustment and Retraining Act or under any applicable state or local law regarding notification of plant closings that result in the termination of employees. Nothing herein shall impose any obligation on the Purchaser to guaranty employment to any of its employees, including Transferred Employees after the Closing Date.

     5.9 Payroll Transition. With respect to the regularly scheduled payment of wages (including any Taxes related thereto) to be made to employees of Purchaser on July 11, 1997 (such payment, the "July 11 Payroll"), Seller agrees that, notwithstanding that the July 11 Payroll is a payment obligation of Purchaser, Seller shall, subject to the following sentence, pay the July 11 Payroll on behalf of Purchaser through the existing provider of Seller's payroll-processing services. Seller and Purchaser agree that (a) no later than 11:00 a.m., East Coast time, on July 9, 1997, Seller will notify Purchaser in writing (which may be delivered by telecopier) of the total amount due with respect to the July 11 Payroll, specifying the account to which Purchaser shall wire transfer such funds and (b) no later than 4:30 p.m., East Coast time, on July 9, 1997, Purchaser shall have remitted such funds to Seller and shall promptly provide Seller with the related wire-transfer confirmation information.

     5.10 Inventory Resale Certificates. Purchaser shall promptly, upon Seller's request therefor, deliver to Seller resale certificates with respect to the sale hereunder of Inventories to Purchaser, in the form of Exhibit I.

                                  ARTICLE VI
                               CLOSING DELIVERIES

         The following documents, instruments and agreements are being executed and delivered in connection with this Agreement:

         (a)   the Assignment;

         (b)   the Patent and Trademark Assignment;

         (c)   the Supply Agreement;

         (d) the Assignment, Assumption, Consent and Release relating to the lease of the premises at 2705 Gateway Drive, Pompano Beach, Florida;

         (e) the original title certificates for the Vehicles owned by Seller, executed by Seller together with all necessary Lien releases;

         (f) the opinion of Hertzog, Calamari & Gleason, counsel to Seller and Parent, addressed to Purchaser and Purchaser's senior lender in the form of Exhibit G;

         (g) all material required consents to the transfer of the Assigned Contracts (except to the extent that any consent to the assignment of an Assigned Contract has not been obtained, and arrangements reasonably satisfactory to Purchaser have been made to provide Purchaser the benefit of such Assigned Contract, as contemplated by Section 2.8);

         (h)  releases of all Liens against Intellectual Property;

         (i) articles of amendment to the certificate of incorporation of Seller changing Seller's name to a name not containing the name "RTP" or any derivation thereof;

         (j) An employment agreement between Purchaser and Salvatore Provanzano;

         (k) an estoppel certificate from each of the landlords under the leases set forth on Schedule 3.8, pursuant to which Seller or Parent, as the case may be, is a tenant, in form and substance reasonably satisfactory to Purchaser, and in any event containing the landlord's representation that there are no defaults and agreements reasonably satisfactory to Purchaser regarding the completion of any required repairs;]

         (l)   Non-Competition  Agreements  executed by the individuals named in
               Section 5.3(d)(i) and all of the directors and executive officers of Parent and Seller;

         (m)    the Subordinated Note;

         (n) the opinion of Mayer, Brown & Platt, counsel for Purchaser, in the form of Exhibit H; and

         (o)   the Subordination Agreement.

                                   ARTICLE VII
                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII
                             [INTENTIONALLY OMITTED]

                                   ARTICLE IX

                                 INDEMNIFICATION

          9.1 Survival. The representations and warranties of the parties in this Agreement or in any document delivered pursuant hereto shall survive the Closing for a period of 16 months and shall then terminate; provided, however, that (i) any representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination, and (ii) such time limitation shall not apply to the representations and warranties set forth at Sections 3.1, 3.2, 3.6 (only to the extent related to title), 3.20, 4.1 and 4.2, which representations and warranties shall survive so long as the Subordinated
Note is  outstanding,  or to the  representations  and  warranties  set forth at
Section 3.18, which shall survive until the expiration of the applicable statute of limitations.

          9.2 Indemnification by Parent and Seller. Parent and Seller jointly and severally agree to indemnify, defend and hold harmless each of the Purchaser and its Affiliates against any Losses relating to or arising out of:

                 (a) any breach of any representation or warranty made by Parent or Seller in this Agreement; provided, however that (i) neither Parent nor Seller shall have any liability under this Section 9.2(a) with respect to breaches of such representations and warranties until the aggregate Losses arising out of such breaches equal or exceed $62,500, at which point Purchaser shall be entitled to recover only the amount of any Losses in excess of $62,500, and (ii) the maximum aggregate liability of Parent and Seller to Purchaser under this Section 9.2(a) shall not exceed the Purchase Price, as adjusted pursuant to this Agreement (except that, the foregoing limitation shall not apply to any breaches of the representations and warranties set forth at Sections 3.1, 3.2, 3.6 (only to the extent related to title) and 3.20); Any indemnity paid under this Section 9.2(a) shall be paid fifty percent (50%) in cash and fifty percent (50%) by reduction of the principal amount of the Subordinated Note; provided, that the aggregate amount paid in cash shall not exceed the total amount of the Purchase Price paid in cash, and any amount that would otherwise be paid in cash but for the operation of this proviso shall instead be paid by an additional reduction of the principal amount of the Subordinated Note;

               (b) any breach of any covenant made by Parent or Seller in this Agreement or any other document set forth in Article VI of this Agreement;

               (c) the bulk sales Laws of any jurisdiction applicable to the transactions contemplated herein, including the failure to comply with such Laws, except with respect to Assumed Liabilities;

               (d) Retained Liabilities, including, without limitation, any liability to another Person for which Purchaser has been found liable which would constitute a Retained Liability. No limitation on Purchaser's right to indemnification with respect to any Retained Liability shall be implied from the fact that the matters giving rise to such Retained Liability may also have given rise to a breach of a representation or warranty; and

               (e) product liability claims and warranty claims for which Seller is responsible pursuant to Section 5.5.

                  Notwithstanding the other provisions of this Section 9.2, Purchaser shall not be entitled to any recovery under this Section 9.2 in respect of any Loss if, and only to the extent that, the condition or event giving rise to such Loss is reflected in the calculation of a Purchase Price Adjustment pursuant to Section 2.6(e) or recovery is made pursuant to Section 2.9.

     9.3 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Parent and Seller and each of their respective Affiliates against any Losses relating to or arising out of (a) any breach of any representation or warranty or covenant made by Purchaser in this Agreement or any document delivered to Seller at the Closing or pursuant to this Agreement,; provided, however that Purchaser shall have no liability under this Section 9.3(a) with respect to breaches of such representations and warranties until the aggregate Losses arising out of such breaches equal or exceed $62,500, at which point Parent and Seller shall be entitled to recover the amount of any Losses in excess of $62,500, (b) any Assumed Liability or any liability relating to the conduct of the Business by Purchaser as it relates to the Post-Closing Period or
(c) any breach of any covenant made by Purchaser in this Agreement or any document delivered to Parent or Seller at the Closing or pursuant to this Agreement.

     9.4 Claims. The provisions of this Section shall be subject to Section 9.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including a claim or suit by a third party) the indemnified Person shall promptly give notice to the indemnifying Person of such claim. The failure of the indemnified Person to give notice shall not relieve the indemnifying Person of its obligations under this Article IX except to the extent that the indemnifying Person shall have been prejudiced thereby. If the indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the indemnified Person shall be entitled to promptly recover from the indemnifying Person the amount of such claim, and no later objection by the indemnifying Person shall be permitted. If the indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the indemnifying Person shall promptly pay to the indemnified Person the lesser amount, without prejudice to the indemnified Person's claim for the difference.

     9.5 Third Party Claims; Assumption of Defense. The indemnifying Person may, at its own expense, (a) participate in the defense or settlement of any third-party claim, suit, action or proceeding and (b) upon notice to the indemnified Person, and the indemnifying Person's delivering to the indemnified Person a written agreement that the indemnified Person is entitled to indemnification pursuant to Section 9.2 or 9.3 for all Losses arising out of such claim, suit, action or proceeding and that the indemnifying Person shall be liable for the entire amount of any Loss, may at any time during the course of any such claim, suit, action or proceeding, assume and control the defense thereof; provided, however, that (i) the indemnifying Person's counsel is reasonably satisfactory to the indemnified Person, and (ii) the indemnifying Person shall thereafter consult with the indemnified Person upon the indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Person assumes such defense, the indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Person. If, however, the indemnified Person reasonably determines in its judgment that representation by the indemnifying Person's counsel of both the indemnifying Person and the indemnified Person would present such counsel with a conflict of interest, then such indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Person chooses to assume the defense of any such claim, suit, action or proceeding, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Any settlement or compromise made or caused to be made by the indemnified Person or the indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in
Section 9.5 shall also be binding upon the indemnifying Person or the indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the indemnifying Person may not settle or compromise any claim, suit, action or proceeding without the prior written consent of the indemnified Person if any such settlement or compromise agreed to by the indemnifying Person would require any payment or any admission of liability, fault or wrongdoing by any indemnified Person, or impose any non-monetary obligation on the indemnified Person (such as, by way of example and not in limitation, injunctive relief). The indemnified Person shall not unreasonably withhold or delay consent to any such proposed settlement; it being agreed that it shall not be unreasonable to withhold consent to a proposed settlement that would require any admission that would materially impair, disparage or otherwise adversely affect the business reputation of the indemnified Person. The indemnifying Person shall not be required to pay any settlement or compromise made by the indemnified Person of any claim, suit, action or proceeding without the prior written consent of the indemnifying Person, which shall not be unreasonably withheld or delayed. In the event that the indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying Person of its obligations hereunder.

     9.6 Exclusive Remedy. It is agreed that the bringing of a claim for indemnification under this Article IX shall be the exclusive means for the recovery of damages by Purchaser, Seller and Parent for any claims arising under this Agreement, including any breach of this Agreement; provided, that the foregoing shall not limit the right of any party hereto to seek or obtain specific performance or other equitable relief with respect to this Agreement to the extent that such equitable relief is available under applicable law.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Expenses. Except as provided below, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Buyer and Seller shall each bear 50% of all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed in connection with the transactions contemplated hereby.

     10.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

     10.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                       (a) If to Parent or Seller, addressed as follows:

                           Computer Products, Inc.
                           7900 Glades Road
                           Suite 500
                           Boca Raton, Florida 35434
                           Attention: Richard Thompson
                           Facsimile No.:(561)451-1020

                           with a copy to:

                           Hertzog, Calamari & Gleason
                           100 Park Avenue
                           New York, New York 10017

                           Attention: Stephen A. Ollendorff and
                            Richard S. Frazer

                           Facsimile No.:(212) 213-1199

                   (b) If to Purchaser, addressed as follows:

                           RT Acquisition Florida Corp.
                           c/o Ridge Capital Corporation
                           257 East Main Street
                           Barrington, Illinois  60010
                           Attention:  Mr. Ross Posner
                           Facsimile No.:  (847) 381-2599

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     10.4 Effect Of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Parent or Seller made pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser; provided, that Purchaser shall be deemed to have waived any breach of Seller's representations and warranties of which Ross Posner or Bradley Davis or the Purchaser's accountants or attorneys acquired actual knowledge or received written notice prior to the Closing Date. The foregoing shall not affect the respective rights and obligations of the parties with respect to any other covenants or agreements set forth herein, including Assumed Liabilities, Retained Liabilities and indemnification in respect thereof.

     10.5 Waivers. The failure of a party to require performance of any provision shall not affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. Subject to Section 10.4, consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto.

     10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. If any representation or warranty is qualified by reference to the knowledge of Parent and/or Seller, it shall mean the actual knowledge of, or receipt of written notice by, Richard Thompson or any senior management or officers of Parent or Seller or the accountants or attorneys of Parent or Seller. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     10.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

     10.9 Binding Agreement. No party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder, as collateral, to any financial institution that provides financing to Purchaser in connection with this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer rights upon any other Person.

     10.11 Publicity. Prior to the Closing, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by any party hereto or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior consent of the other party. In any case where a public announcement is required by Law or the rules of a stock exchange, the parties shall consult as to the form, content, timing and manner of distribution or publication. Nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

     10.12 Further Assurances. Upon the request of Purchaser, Parent and Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, further releases, assignments and other instruments as may be required or reasonably deemed appropriate by Purchaser to effect or evidence transfer and assignment to Purchaser of all or any of the Purchased Assets, and to otherwise carry out the purposes of this Agreement.

     10.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     10.14 Liability of Parent and Seller. Whenever this Agreement requires Seller or Parent to take any action, such requirement will be deemed to include an undertaking on the part of each of Parent and Seller. Parent and Seller shall be jointly and severally liable for all of the obligations to be performed by either of them under this Agreement and any representation or warranty made by either of them.

     10.15 Bulk Sales. The parties hereto waive compliance with the requirements of any applicable "bulk sales" Laws in connection with the consummation of the transactions contemplated hereby. Seller and Parent shall indemnify Purchaser against any Losses arising from such non-compliance as provided in Section 9.2.

     10.16 entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties. No other representations or warranties are being made except as expressly made herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                     RT ACQUISITION FLORIDA CORP.

                                     By: ROSS POSNER

                                          -----------
                                     Name:ROSS POSNER
                                     Title:

                                     RTP CORP.

                                     By: RICHARD J.THOMPSON
                                          ----------------------
                                        Name:RICHARD J. THOMPSON
                                        Title:VICE PRESIDENT-FINANCE, CFO

                                     COMPUTER PRODUCTS, INC.

                                     By: RICHARD J.THOMPSON
                                         ----------------------
                                        Name:RICHARD J. THOMPSON
                                        Title:VICE PRESIDENT -FINANCE, CFO